EXHIBIT 4.5

To:	UPC Broadband Holding B.V. (the Company)
Boeing Avenue 53
1119 PE Schiphol Rijk
Amsterdam
The Netherlands
For the attention of:  Dennis Okhuijsen
December 11, 2006
Dear Sirs,
€1,072,000,000 senior secured credit facility (the Agreement) dated 16th January, 2004 between, among others, the Company and Toronto Dominion (Texas) LLC as facility agent, as most recently amended and restated on 10th May, 2006
1.                                      Background
(a)                                  This letter is supplemental to and amends the Agreement.
(b)                                 Pursuant to clause 25 (Amendments and waivers) of the Agreement, the Majority Lenders have consented to the amendments to the Agreement contemplated by this letter.  Accordingly, we are authorised to execute this letter on behalf of the Finance Parties.
2.                                      Construction
(a)                                  Capitalised terms defined in the Agreement have the same meaning when used in this letter.
(b)                                 The provisions of clause 1.2 (Construction) of the Agreement apply to this letter as though they were set out in full in this letter except that references to the Agreement are to be construed as references to this letter.
(c)                                  Amendment Effective Date has the meaning given to it in paragraph 4 (Amendment Effective Date).
(d)                                 Reference is made to clause 1.4 of the Agreement. References in any of the Finance Documents to the Existing Facility Agreement shall be references to the Existing Facility Agreement as amended by an amendment letter dated on or about the date of this letter.
3.                                      Amendments
(a)                                  We are authorised to confirm on behalf of the Majority Lenders that, with effect from the Amendment Effective Date:
(i)                                     the requirement for the Borrowers to make a prepayment in connection with the disposal of the French Group or any other Permitted Disposal in accordance with

                                                Clause 7.6(a) (Mandatory prepayment from disposal proceeds) is waived, subject to the conditions set out in the amendments referred to below; and
(ii)                                  the Agreement will be amended as set out in the schedule to this letter.
(b)                                 Each Obligor confirms that the Security Interests granted to the Beneficiaries pursuant to the Security Documents and its obligations under the Finance Documents shall continue and remain unaffected by the entry into of this letter and shall extend to the liability and obligations of the Obligors to the Finance Parties under the Finance Documents as amended by this letter.
(c)                                  In accordance with Article 1278 of the Belgian Civil Code, each Obligor that is a party to the share pledge listed in paragraph 1(i) of Schedule 7 (Security Documents) of the Agreement confirms that its duties and obligations under such share pledge shall not be affected or impaired by the entry into of this letter and that the pledge created under such share pledge shall be maintained in accordance with Clause 6.4 (Preservation of Security in the event of novation) of such share pledge.
4.                                       Amendment Effective Date
This letter shall take effect on the date (the Amendment Effective Date) on which the Facility Agent notifies the Company and the Lenders that it has received in form and substance to it (acting reasonably):
(a)                                  evidence of the due authorisation and execution of this letter by each Obligor;
(b)                                 legal opinions in respect of Dutch, English and New York law from Allen & Overy LLP, English, Dutch and New York legal advisers to the Facility Agent, addressed to the Finance Parties.
5.                                      Reservation of rights
Each Finance Party reserves any other right or remedy it may have now or subsequently.  This letter does not constitute a waiver of any right or remedy.
6.                                      Miscellaneous
(a)                                  This letter is a Finance Document and the Agreement, as amended by this letter, is a Finance Document.
(b)                                 Subject to the terms of this letter, the Agreement will remain in full force and effect and the Agreement and this letter will be read and construed as one document.
(c)                                  The representations and warranties in Clause 15 (Representations and Warranties) of the Agreement (with the exception of Clauses 15.6(a) (Consents), 15.10 (Financial Condition), 15.12 (Security Interests), 15.13(b) (Litigation and insolvency proceedings), 15.14 (Business Plan), 15.15 (Tax liabilities), 15.16 (Ownership of assets), 15.19 (Borrower Group Structure),  15.20 (ERISA) and 15.24 (UPC Financing)) are true and correct as if made on the date of this letter and on the Amendment Effective Date, with reference to the facts and circumstances then existing, as if each reference to (i) the Finance Documents includes a reference to this letter and (ii) references to the Agreement are to the Agreement as amended by this letter.

(d)                                 This letter may be executed in any number of counterparts, and this has the same effect as if the signatures were on a single copy of this letter.
7.                                      Governing law
This letter is governed by English law.
Authorized Signatory
For
TORONTO DOMINON (TEXAS) LLC
as Facility Agent

SCHEDULE
1.                                       Clause 7.6(b)(Mandatory prepayments from disposal proceeds) of the Agreement will be amended by:
(i)                                     renumbering paragraph (b) to become (b)(i) and the "." at the end of the paragraph will be replaced with "; and"; and
(ii)                                  adding new sub-paragraph (ii) as follows :
(A)                              No prepayment is required in accordance with paragraph (a) above in connection with any Permitted Disposal where an amount equal to the amount that would otherwise be required to be prepaid under paragraph (a) above is promptly deposited in a Blocked Account (as defined in Clause 7.7 (Date for prepayment) below) on terms that the principal amount deposited may only be released in order to make prepayments in accordance with this Clause 7.6 or to reinvest in assets in the Permitted Business (for the avoidance of doubt, including Permitted Acquisitions and Capital Expenditure).  Any amount so deposited that has not been so reinvested (or contracted to be so reinvested) within 12 months of the relevant Permitted Disposal shall be applied in prepayment of the Additional Facilities.
2.                                       Clause 7.7 (Date for prepayment) shall be amended by inserting "or otherwise as permitted under Clause 7.6(b)(ii) above" at the end of that Clause.
3.                                       The definition of "Senior Debt" in Clause 17.1 (Financial definitions) shall be amended by inserting after "consolidated Financial Indebtedness of the Borrower Group" the following: "after deducting any amount standing to the credit of the Blocked Account referred to in Clause 7.6(b)(ii) (Mandatory prepayment from disposal proceeds) to the extent such amount has been deposited in that Blocked Account pursuant to Clause 7.6(b)(ii) (Mandatory prepayment from disposal proceeds) and has not at the relevant time been applied in prepayment or reinvestment as described in Clause 7.6(b)(ii) (Mandatory prepayment from disposal proceeds) and".

 We agree with the terms of this letter.
Borrowers:
UPC BROADBAND HOLDING B.V.
By:  Authorized Signatory
 UPC FINANCING PARTNERSHIP
By:  Authorized Signatory
 Guarantors:
UPC BROADBAND HOLDING B.V.
By:  Authorized Signatory
 UPC HOLDING II B.V.
By:  Authorized Signatory
 UPC FINANCING PARTNERSHIP
By:  Authorized Signatory
 UPC HOLDING B.V
By:  Authorized Signatory
 UPC FRANCE HOLDING B.V.
By:  Authorized Signatory
 UPC SCANDINAVIA HOLDING B.V.
By:  Authorized Signatory

UPC AUSTRIA HOLDING B.V.
By:  Authorized Signatory

UPC CENTRAL EUROPE HOLDING B.V.
By:  Authorized Signatory

UPC NEDERLAND B.V.
By:  Authorized Signatory

UPC POLAND HOLDING B.V.
By:  Authorized Signatory

UPC BROADBAND N.V.
By:  Authorized Signatory

UPC BROADBAND IRELAND B.V.
By:  Authorized Signatory